FORM 8-A

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                            MEDLEY CREDIT ACCEPTANCE CORP.
             ------------------------------------------------------------
                (Exact Name of Registrant as Specified in its Charter)


              Delaware                           13-3571419
              --------                           ----------
         (State of Incorporation             (I.R.S. Employer or
         Organization)                         Identification No.)


                 10910 N.W. South River Drive, Miami, Florida  33178
                 ---------------------------------------------------
                       (Address of Principal Executive Offices)

              If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
         Instruction A(c)(1) please check the following box.   [ ]

              If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]

              Securities to be registered pursuant to Section 12(b) of the
         Act:

              Title of Each Class           Name of Each Exchange on Which
              to be so Registered           Each Class is to be Registered
              -------------------           -------------------------------
                   None                     Not Applicable

         Securities to be registered pursuant to Section 12(g) of the Act:

         Common Stock, $.01 par value per share
         Common Stock Purchase Warrants to purchase shares of Common Stock
         ------------------------------------------------------------------
                                      (Titles of Classes)

         ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
         ------
                   The securities to be registered hereunder are (i) shares of Common Stock, $.01 par value per share (the "Common Stock"), of Medley Credit Acceptance Corp., a Delaware corporation (the "Registrant") and (ii) Common Stock Purchase Warrants (the "Warrants") to purchase shares of Common Stock of the Registrant.

                   A description of the Common Stock and the Warrants being registered hereunder is set forth under the heading "DESCRIPTION OF SECURITIES" at pages 34-36 of Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-24937), which Amendment No. 2 was filed with the Securities and Exchange Commission on June 11, 1997 pursuant to the Securities Act of
         1933, as amended (the "Registration Statement"), and such description is attached hereto as Exhibit "A" and is incorporated herein by reference.

         ITEM 2.   EXHIBITS.
         ------

         1 Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (File No. 333-24937) (This Amendment to Registration Statement was filed with the Securities and Exchange Commission on June 11, 1997 and is incorporated herein by reference).

         4(a) Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registration Statement and incorporated herein by reference).

         4(b) Certificate of Designation, Rights and Preferences relating to shares of the Registrant's 10% Convertible Preferred Stock (filed as Exhibit 3.2 to the Registration Statement and incorporated herein by reference).

         4(c)      Bylaws of  the Registrant  (filed as  Exhibit 3.3  to the
                   Registration   Statement   and  incorporated   herein  by
                   reference).

         4(d) Warrant Agency Agreement between the Registrant and American Stock Transfer & Trust Company (filed as Exhibit
                   4.3 to the Registration Statement and incorporated herein by reference).

         5(a) Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Registration Statement and incorporated herein by reference).

         5(b)      Specimen Warrant Certificate (filed as Exhibit 4.2 to the
                   Registration   Statement   and  incorporated   herein  by
                   reference).

                                      SIGNATURES

                   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


         Dated:  June 11, 1997              MEDLEY CREDIT ACCEPTANCE CORP.
                                            ------------------------------
                                                 (Registrant)



                                            By:     /s/ Robert D. Press
                                                ----------------------------
                                                 Robert D. Press
                                                 President

                                      EXHIBIT A

                              DESCRIPTION OF SECURITIES

         GENERAL

              The Company is authorized to issue 15,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Prospectus, there were 1,680,000 shares of Common Stock issued and outstanding, and 2,958,817 shares of preferred stock issued and outstanding. All such preferred stock is Convertible Preferred Stock, the only series of preferred stock outstanding as of the date of this Prospectus.


         COMMON STOCK

              The  holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are (and the shares of Common Stock offered hereby, when issued in exchange for the consideration set forth in this Prospectus, will be) fully paid and nonassessable.

         PREFERRED STOCK

              The Company is authorized to issue preferred stock in one or more series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock and, in certain instances, could adversely affect the market price of such stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

              In June  1996, the Company authorized and  issued an aggregate of 2,958,817 shares designated as Series A 10% Convertible Preferred Stock. There is not authorized or outstanding, as of the date of this Prospectus, any other series of preferred stock of the Company. The Convertible Preferred Stock accrues dividends, payable quarterly (to the extent legally sufficient funds are then available to the Company), at an annual rate of $.10 per share. All regularly declared but unpaid dividends cumulate. If the Company, for whatever reason, fails to pay the regular quarterly dividend with respect to the Convertible Preferred Stock for four consecutive quarters, the holders of the Convertible Preferred Stock, voting separately as a class, shall be entitled to elect one designee to the Company's Board of Directors. Holders of shares of Convertible Preferred Stock are not otherwise entitled to vote on any matters affecting the Company or its stockholders, except as may be required by law.

              The Convertible Preferred Stock is entitled to a $1.00 per share liquidation preference (together with all accrued and unpaid dividends) over the Company's Common Stock in the event of dissolution of the Company. After the satisfaction of all indebtedness of the Company, holders of Convertible Preferred Stock would then receive any remaining assets in priority to holders of the Company's Common Stock.

              Holders of the Convertible Preferred Stock shall have the right, effective at any time following the closing of the Minimum Offering, to convert any or all of such holder's shares of Convertible Preferred Stock into shares of Common Stock of the Company at the initial public offering price for the Common Stock being offered hereby ($5.50 per share) less a 15% discount, or approximately $4.68 per share (the "conversion price"). The number of shares of Common Stock issuable upon conversion shall be determined by dividing the aggregate liquidation value ($1.00 per share) of all shares of Convertible Preferred Stock being converted (together with the amount of all accrued and unpaid dividends with respect to such shares) by the conversion price for such shares.

              The Company has the unilateral right, commencing on June 1, 2001 (the "anniversary date"), to redeem all or any shares of Convertible Preferred Stock at the redemption price of $1.00 per share (together with the amount of all accrued and unpaid dividends with respect to such shares) if the average closing price for shares of the Company's Common Stock for the 20 consecutive trading days immediately preceding the anniversary date exceeds the conversion price by 20% (approximately $5.62 per share).


         REDEEMABLE WARRANTS

              Each Warrant offered hereby entitles the registered holder thereof (the "Warrant Holders") to purchase, commencing one year following the date of this Prospectus, one share of Common Stock at a price of $5.75, subject to adjustment in certain circumstances, until 5:00 p.m., Eastern time, on [ ], 2002 (five years following the date of this Prospectus). The Warrants will be separately transferable immediately upon issuance. The exercise price for the Warrants has been set below the proposed initial public offering price since purchasers of Warrants are bearing an economic risk because the Warrants are not exercisable for the one year period from the date of this Prospectus.

              The  Warrants are redeemable by the  Company, upon the consent
         of  the Underwriter,  at  any time  after  [   ], 1998  (one  year
         following the date of this Prospectus), upon notice of not less than 30 days at a price of $.15 per Warrant, provided that the closing bid quotation of the Common Stock on all 25 of the trading days ending on the third day prior to the day on which the Company gives notice of redemption has been at least 150% (currently $8.25, subject to adjustment) of the initial offering price of the Common Stock offered hereby. The Warrant Holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption. The Warrants will be issued in registered form under a warrant agreement by and among the Company, American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"), and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions of the Warrants.

              The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the Warrant Agent for the number of Warrants being exercised. Warrant Holders do not have the rights or privileges of holders of Common Stock until their Warrants are exercised.

              No Warrant will be exercisable unless at the time of exercise the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

              No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant Holder exercises all Warrants then owned of record by him, the Company will pay such Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.